UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2000

8X8, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

333-15627	77-0142404
(Commission File Number)	(IRS Employer Identification Number)

2445 Mission College Blvd.
Santa Clara, CA    95054
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On January 24, 2000, 8x8, Inc. (the "Company") entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with STMicroelectronics NV ("STM") for the private sale of 3,700,000 shares of the Company's Common Stock to STM at a purchase price of $7.50 per share. The closing is subject to certain conditions including the expiration or early termination of the applicable waiting period under the Hart-Scott- Rodino Antitrust Improvement Act of 1976, as amended. At the closing under the Purchase Agreement, the Company and STM will enter into an Investor Rights Agreement granting STM certain registration rights. In addition, the Company has agreed to appoint a designee of STM to the Company's Board of Directors effective as of the closing. STM will maintain its right to a board seat as long as it holds at least 10% of the Company's outstanding shares.

     Following the closing STM will have certain rights to maintain its percentage ownership interest of the Company's outstanding voting securities. During the first year following the closing, STM will have the right to obtain additional shares through market purchases, provided, however that its total percentage ownership of the outstanding voting stock of the Company shall not exceed 19.9%. STM will also have certain rights to participate in future securities offerings of the Company, or in certain circumstances the right to purchase additional shares through market purchases to maintain its percentage ownership. The Company will also grant a non-exclusive license to certain technology and undertake certain joint development activities with a subsidiary of STM.

Item 7. Financial Statements, Pro Forma Information and Exhibits

     (c) Exhibits.

     See the attached Exhibit Index.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 15, 2000

8X8, INC.

(Registrant)

By:	/s/ DAVID STOLL

David M. Stoll
Chief Financial Officer and Vice President of Finance
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number Description

     4.1 Common Stock Purchase Agreement dated January 24, 2000

     4.2 Form of Investor Rights Agreement